February 25, 2015

Noel G. Watson
c/o Jacobs Engineering Group Inc.
155 North Lake Avenue
Pasadena, California 91101
Attention: General Counsel

Re:    Compensation as Executive Chairman and Principal Executive Officer

Dear Mr. Watson:

This will confirm the compensation arrangements in respect of your service as Executive Chairman and principal executive officer of Jacobs Engineering Group Inc., a Delaware corporation (the “Company”).
As compensation for your service as Executive Chairman and principal executive officer during the search for a new Chief Executive Officer, you shall receive the cash equivalent of 130,000 shares of the Company’s common stock multiplied by the average closing price of the Company’s common stock on the New York Stock Exchange for the last 20 trading days of calendar year 2015 (the “Target Amount”) paid as follows: (a) $1,000,000 on each of April 10, 2015, July 10, 2015, and October 9, 2015, and (b) on January 8, 2016, an amount equal to the excess, if any, of the Target Amount over $3 million.
Payments otherwise due to you pursuant to the Consulting Agreement by and between you and the Company, dated as of July 10, 2010 and as subsequently amended and as currently in effect through July 30, 2015 (the “Consulting Agreement”), shall be suspended from and following the date hereof through the expiration of the Consulting Agreement.
You will also cease to receive cash fees and equity grants generally payable to outside directors from the date hereof through December 31, 2015.
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Please confirm your agreement to the foregoing by executing this letter as indicated below.

Very truly yours,

JACOBS ENGINEERING GROUP INC.

By: /s/ Linda Fayne Levinson
Name: Linda Fayne Levinson
Title: Chairperson, Human Resource and
Compensation Committee

Accepted and Agreed:

/s/ Noel G. Watson
Noel G. Watson

[Signature Page to Executive Chairman Letter Agreement]